UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2014

TECHPRECISION CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51378	51-0539828
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

3477 Corporate Parkway, Suite 140
Center Valley, PA 18034
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (484) 693-1700

Copies to:

Scott R. Jones
Pepper Hamilton LLP
3000 Two Logan Sq.
18th and Arch Streets
Philadelphia, PA 19103-2799
Phone: (215) 981-4000
Fax: (215) 981-4750

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 16, 2014, TechPrecision Corporation (the “Company”) and its wholly owned subsidiary, Ranor, Inc. (together with the Company, the “Obligors”), entered into a forbearance and modification agreement (the “Forbearance Agreement”) with Santander Bank, N.A. (formerly Sovereign Bank) (the “Bank”) in connection with the Loan and Security Agreement, dated as of February 24, 2006, between Ranor, Inc. and Sovereign Bank, as supplemented and amended (the “Loan Agreement”). Under the Forbearance Agreement, the Bank has agreed to forbear from exercising certain of its rights and remedies arising as a result of the Company’s non-compliance with certain financial covenants under the Loan Agreements until March 31, 2014 (the “Forbearance Period”).

The Loan Agreement consists of a secured term loan of $4.0 million, a revolving line of credit of $2.0 million and a capital expenditure line of credit facility of $3.0 million.  Additionally, in connection with the $6.2 million tax exempt bond financing with the Massachusetts Development Finance Authority (the “MDFA”) in December 2010, the MDFA sold to the Bank MDFA Revenue Bonds, Ranor Issue, Series 2010A in the original aggregate principal amount of $4.25 million (the “Series A Bonds”) and MDFA Revenue Bonds, Ranor Issue, Series 2010B in the original aggregate principal amount of $1.95 million (the “Series B Bonds”), the proceeds of which were loaned to the Company under the terms of a Mortgage Loan and Security Agreement, dated as of December 1, 2010, by and among the Company, MDFA and the Bank (as Bond owner and Disbursing Agent).  The $4.0 million secured term loan matured with final payment made on March 1, 2013 and the revolving credit line expired on July 31, 2013, and was not renewed by the Bank.   At January 16, 2014, the outstanding balances on the capital expenditure line of credit facility, Series A Bonds and Series B Bonds were $394,329, $3,612,500 and $1,114,285, respectively.

As disclosed in the Company’s Annual Report on Form 10-K for the year ended March 31, 2013 and Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2013 and September 30, 2013, the Company was not in compliance with certain financial covenants under the Loan Agreement, specifically the fixed charges and interest coverage covenants, and the Bank had not waived such non-compliance.

In consideration for the granting of the Forbearance Agreement, the Obligors agreed to: (i) have paid in full all interest and fees accrued under the Loan Agreement and other related documents through December 31, 2013 (at such interest rate and in accordance with the terms therein); (ii) reimburse the Bank for appraisal costs in the amount of $11,240; (iii) an increase in the interest rate of 2% for the Series A Bonds and the Series B Bonds to 5.6% and 6%, respectively, during the Forbearance Period; (iv) the application of $394,329 and $445,671 of the Company’s restricted cash collateral deposit of $840,000 to pay off certain obligations under the Loan Agreement described above and the Series B Bonds respectively and (v) pay a forbearance fee of 3% of the net outstanding balance due from the Obligors to the Bank, which amounts to $128,433 due in installments during the Forbearance Period.

During the Forbearance Period, the Obligors agree to comply with the terms, covenants and provisions in the Loan Agreement and related documents, as amended by the Forbearance Agreement.  The Forbearance Agreement amends the Loan Agreement to, among other things, prohibit the Company’s Leverage Ratio  (as such term is defined in the Loan Agreement) to be greater than 1.75 to 1.0.  In the event the Obligors fail to complete a refinancing of the current outstanding obligations by the completion of the Forbearance Period, the interest rate on outstanding obligations will convert to the Default Interest Rate (as such term is defined in the Loan Agreement).

The description of the Forbearance Agreement contained in this Item 1.01 to the Current Report on Form 8-K is qualified in its entirety by reference to the full text of the Forbearance Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Forbearance and Modification Agreement, dated January 16, 2014, by and among the Registrant, Ranor, Inc. and Santander Bank, N.A.

99.1	Press Release dated January 23, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2014	By:	/s/ Richard Fitzgerald
	Name:	Richard Fitzgerald
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Forbearance Agreement, dated January 16, 2014, by and among the Registrant, Ranor, Inc. and Santander Bank, N.A.

99.1	Press Release dated January 23, 2014